Exhibit 10.3

COVER PAGE FOR

AMENDMENT AND RESTATEMENT OF SCHEDULES

TO AMENDED AND RESTATED OMNIBUS AGREEMENT

An Amended and Restated Omnibus Agreement was executed as of April 1, 2012, as amended by Amendment No. 1 to Amended and Restated Omnibus Agreement executed as of the date hereof (together, the “Amended and Restated Omnibus Agreement”), among Tesoro Corporation, on behalf of itself and the other Tesoro Entities, Tesoro Refining and Marketing Company, Tesoro Companies, Inc., Tesoro Alaska Company, Tesoro Logistics LP and Tesoro Logistics GP, LLC. Capitalized terms not otherwise defined in this document shall have the terms set forth in the Amended and Restated Omnibus Agreement.

The Parties agree that the Schedules are hereby amended and restated in their entirety as of the date hereof to be as attached hereto. Pursuant to Section 9.12 of the Amended and Restated Omnibus Agreement, such amended and restated Schedules shall replace the prior Schedules as of the date hereof and shall be incorporated by reference into the Amended and Restated Omnibus Agreement for all purposes.

Executed as of September 14, 2012.

TESORO CORPORATION

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO REFINING AND MARKETING COMPANY

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO COMPANIES, INC.

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO ALASKA COMPANY

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Schedule I

Pending Environmental Litigation

For Initial Contribution Agreement listed on Schedule VII:

None.

For Amorco Contribution Agreement listed on Schedule VII:

None.

For Long Beach Contribution Agreement listed on Schedule VII:

The soil and groundwater on the southern central portion of the site near the 24 inch crude oil line have been impacted with hydrocarbons from a release from the line first observed in September 2011. The California Regional Water Quality Control Board issued an Investigative Order dated September 30, 2011 and to date all requirements of the order have been met. Additional investigative or remedial activities may be required.

Schedule II

Environmental Matters

For Initial Contribution Agreement set forth on Schedule VII:

1. Anchorage #1 Terminal soil and groundwater have been impacted by gasoline and diesel releases from previously buried pipelines. The site is considered characterized and is currently undergoing removal of product from the water table, groundwater treatment, and long-term monitoring.

2. Anchorage #2 Terminal soil and groundwater have been impacted by gasoline releases occurring prior to Tesoro’s purchase of the facility. The site is considered characterized and is currently undergoing groundwater monitoring and treatment. Off-site groundwater investigations are scheduled for 2012.

3. Stockton Terminal soil and groundwater have been impacted by gasoline and diesel releases from pipelines and/or product storage tanks. The site is considered substantially characterized and is undergoing groundwater treatment and groundwater monitoring. Off-site groundwater impacts are commingled with neighboring petroleum storage terminals.

4. Burley Terminal groundwater was impacted by gasoline releases occurring prior to Tesoro’s purchase of the facility. Groundwater impacts were commingled with neighboring petroleum storage terminals. Hydrocarbon concentrations in groundwater samples do not exceed previously established target levels for groundwater and surface water protection. Regulatory closure is pending.

5. Wilmington Sales Terminal soil and groundwater have been impacted by gasoline releases occurring prior to Tesoro’s purchase of the facility. Groundwater investigation and monitoring is on-going. Tesoro is indemnified by the previous owner for Investigation and remediation obligations.

6. Salt Lake City Terminal soil and groundwater have been impacted by gasoline and diesel releases from pipelines and/or product storage tanks occurring prior to Tesoro’s purchase of the facility. The site is considered characterized and is currently undergoing removal of product from the water table and long-term monitoring. There are no known soil or groundwater impacts at the Northwest Crude Oil tank farm.

7. The Stockton Terminal emits volatile organic compounds (VOCs) below “major source” emission criteria. In 2010, the San Joaquin Air Quality Management District announced it is reducing its major source threshold. When the Stockton Terminal expands its operations or increases throughput, the potential to emit VOC will increase and the Stockton terminal will become subject to regulation as a major source. This will require a Title V Air Operating Permit. In addition, the Stockton facility will be required to install an automated continuous emission monitor at a cost of approximately $75,000.

For Amorco Contribution Agreement set forth on Schedule VII:

1. The soil and groundwater on the site of the Tankage, as defined in the Amorco Contribution Agreement, have been impacted by methyl tertiary butyl ether releases from previously buried pipelines. The site is considered characterized and is currently undergoing removal of methyl tertiary butyl ether from the water table, groundwater treatment, and long-term monitoring.

2. Any environmental violation or contamination due to SHPL, as defined in the Amorco Contribution Agreement, being underground prior to the Closing Date.

For Long Beach Contribution Agreement listed on Schedule VII:

Any environmental violation or contamination, as defined in the Long Beach Contribution Agreement, prior to the Closing Date.

Any anomalies in the Pipeline System that require repair as discovered by the first internal line inspection of any portion of the Pipeline System for which TRMC is notified in writing prior to the First Deadline Date.

Schedule III

Pending Litigation

For Initial Contribution Agreement listed on Schedule VII:

None.

For Amorco Contribution Agreement listed on Schedule VII:

None.

For Long Beach Contribution Agreement listed on Schedule VII:

None.

Schedule IV

Section 4.1(a): General and Administrative Services

(1)	Executive management services of Tesoro employees who devote less than 50% of their business time to the business and affairs of the Partnership, including stock based compensation expense

(2)	Financial and administrative services (including, but not limited to, treasury and accounting)

(3)	Information technology services

(4)	Legal services

(5)	Health, safety and environmental services

(6)	Human resources services

(7)	Insurance coverage under Tesoro insurance policies

(8)	For the Assets included in the Initial Contribution Agreement and the Amorco Contribution Agreement, Tesoro shall pay the costs for oil spill response services provided by the Marine Preservation Association related to obligations for oil spill prevention response.

Section 4.1(c)(vii): Other Reimbursable Expenses

For Initial Contribution Agreement listed on Schedule VII:

None.

For Amorco Contribution Agreement listed on Schedule VII:

None.

For Long Beach Contribution Agreement listed on Schedule VII:

Upon the effectiveness of the BAUTA (as defined in the Long Beach Contribution Agreement) and only to the extent actually paid by TRMC, all oil spill response costs, including, but not limited to, any costs for oil spill response services provided by the Marine Preservation Association or the Marine Spill Response Corporation that Tesoro incurs related to the Assets included in the Long Beach Contribution Agreement.

Schedule V

ROFO Assets

Asset	Owner
Golden Eagle Refined Products Terminal (Martinez, California). A terminal located at the Golden Eagle Refinery consisting of a truck loading rack with three loading bays supplied by pipeline from storage tanks located at the Golden Eagle Refinery. The terminal does not have refined product storage capacity.	Tesoro Refining and Marketing

Golden Eagle Avon Wharf Facility (Martinez, California). A wharf facility located on the Sacramento River near the Golden Eagle Refinery consisting of a single-berth dock and related pipelines. The facility does not have crude oil or refined products storage capacity and receives refined products from the Golden Eagle Refinery through interconnecting pipelines for delivery into marine vessels. The facility can also receive refined products and intermediate feedstocks from marine vessels for delivery to the Golden Eagle Refinery.	Tesoro Refining and Marketing

Tesoro Alaska Pipeline (Nikiski, Alaska). A common carrier pipeline consisting of approximately 69 miles of 10-inch pipeline with capacity to transport approximately 48,000 bpd of refined products from the Kenai Refinery to Anchorage International Airport and to a receiving station at the Port of Anchorage that is connected to the Partnership Group’s Anchorage terminal as well as third party terminals.	Tesoro Alaska

Nikiski Dock and Storage Facility (Nikiski, Alaska). A single-berth dock and storage facility located at the Kenai Refinery that includes five crude oil storage tanks with a combined capacity of approximately 930,000 barrels, ballast water treatment capability and associated pipelines, pumps and metering stations. The dock and storage facility receives crude oil from marine tankers and from local production fields via pipeline and truck, and also delivers refined products from the refinery to marine vessels.	Tesoro Alaska

Nikiski Refined Products Terminal (Nikiski, Alaska). A terminal located at the Kenai Refinery consisting of a truck loading rack with two loading bays supplied by pipeline from the Kenai Refinery and six refined product storage tanks with a combined capacity of 211,000 barrels.	Tesoro Alaska

Anacortes Refined Products Terminal (Anacortes, Washington). A terminal located at the Anacortes Refinery consisting of a truck loading rack with two loading bays that receive diesel fuel from storage tanks located at the Anacortes Refinery. The terminal does not have refined product storage capacity	Tesoro Refining and Marketing

Asset	Owner
Anacortes Marine Terminal and Storage Facility (Anacortes, Washington). A marine terminal and storage facility located at the Anacortes Refinery consisting of a crude oil and refined products wharf facility and four storage tanks for crude oil and heavy products with a combined storage capacity of 1.4 million barrels. The marine terminal and storage facility receive crude oil and other feedstocks from marine vessels and third-party pipelines for delivery to the Anacortes Refinery. The facility also delivers refined products from the Anacortes Refinery to marine vessels.	Tesoro Refining and Marketing

Schedule VI

Existing Capital and Expense Projects

For Initial Contribution Agreement listed on Schedule VII:

That certain project related to AFE # 102120001, which provides for side stream ethanol blending into all gasoline at the Salt Lake City terminal by adding truck ethanol unloading capability, utilizing the existing premium day tank for ethanol and delivering premium direct from the Salt Lake City refinery tankage. New ethanol truck unloading facilities will be installed. New Pumps will also be installed for delivering higher volumes of premium gasoline from the Salt Lake City refinery to the Salt Lake City terminal. An ethanol injection skid will be installed along with piping changing to the existing Salt Lake City terminal to allow the ethanol to be injected in the gasoline stream.

That certain project number 2010113058 at the Mandan refinery, to update additive equipment to allow the offering of Shell additized gasoline.

That certain project related to AFE # 107120005, which provides for ratio ethanol blending into gasoline on the rack at the Burley, Idaho Terminal by adding truck ethanol unloading capability, adding tankage for ethanol storage and installing new ethanol meters associated with each gasoline loading arm. New ethanol truck unloading facilities will also be installed.

That certain project number 2007000263 at the Mandan refinery, to update the truck rack sprinkler system.

That certain project number 2010113017 at the Mandan refinery, to upgrade the rack blending hydraulic system to reduce/eliminate inaccurate blends at the load rack.

That certain project number 2011433001 at the Mandan refinery, to move the JP8 to new bay and have three bays for loading product across the rack.

That certain project number 2011432602 at the Stockton terminal, install a continuous vapor emission monitor on the vapor recovery unit for compliance with air quality regulations.

For Amorco Contribution Agreement listed on Schedule VII:

That certain project related to AFE# 097100014 and AFE# 107100014 at the Amorco terminal, which provide repairs and upgrades to the wharf regarding MOTEMS standards.

That certain project related to AFE# 112100001 at the Amorco terminal, which installs a jet mixer system for crude lab testing.

All other major expense projects that are within the scope of open Work Orders as of the Effective Date.

For Long Beach Contribution Agreement listed on Schedule VII:

That certain project related to AFE# 072104079 titled “UG Piping – LBT” related to underground pipeline repairs at the Terminal. In addition, any subsequent new projects to address the same specific under-ground piping issues per AFE# 072104079 (i.e. a second phase UG Piping project) that would occur on or before the end of year 2015.

That certain project related to the TCM# 2009002129 titled “LBT, B84A & 86 Loading Arm Replacements” which repairs or replaces the loading arms at the Terminal and any related AFE project that will occur upon final project approval to substantial repair or replace the loading arms at the Terminal.

Any remaining costs of those certain projects related to the leak detection on the Terminal and Terminal Pipelines which are substantially complete and include AFE# 107110002, AFE# 117110001, AFE# 117110003, AFE# 117110002, and AFE# 125120002.

Any cost that may be incurred to adjust diesel fuel tank vents near light fixtures after a review is conducted and if action is deemed necessary.

Costs related to substantial repair or replacement project scheduled for 2012 and 2013 for the pipeline segments in the portion of the Southern California Edison right-of-way area immediately adjacent to the marine terminal to address corrosion.

Schedule VII

Contribution Agreements and Applicable Terms

Initial Contribution Agreement

Contribution Agreement	Closing Date	First Deadline Date	Second Deadline Date	Tesoro Indemnifying Parties	Tesoro Indemnified Parties	Third Deadline Date
Contribution, Conveyance and Assumption Agreement, dated as April 26, 2011, among the Partnership, the General Partner, Tesoro Logistics Operations LLC, Tesoro, Tesoro Alaska, Tesoro Refining and Marketing, and Tesoro High Plains Pipeline Company LLC	April 26, 2011	April 26, 2013	April 26, 2016	Tesoro Refining and marketing and Tesoro Alaska	Tesoro Refining and Marketing	April 26, 2021

Amorco Contribution Agreement

Contribution Agreement	Closing Date	First Deadline Date	Second Deadline Date	Tesoro Indemnifying Parties	Tesoro Indemnified Parties	Third Deadline Date
Contribution, Conveyance and Assumption Agreement dated as of April 1, 2012, among the Partnership, the General Partner, Tesoro Logistics Operations LLC, Tesoro and Tesoro Refining and Marketing	April 1, 2012	April 1, 2014	April 1, 2017	Tesoro Refining and Marketing	Tesoro Refining and Marketing	April 1, 2022

Addition to Right of Way Indemnification. As of the Closing Date for the Amorco Contribution Agreement, Tesoro Refining and Marketing shall own the leasehold rights in the “Wharf Lease” issued by the California State Lands Commission and the easements, rights of way and permits for the “SHPL,” all as defined in the Amorco Contribution Agreement, and the Partnership Group shall provide operational, maintenance and management services with respect to such Assets pursuant to the MTUTA. Title to Wharf Lease rights and the SHPL are scheduled to be contributed to the Partnership Group at a later date, as set forth in the Amorco Contribution Agreement. The Right of Way Indemnification set forth in Section 3.2 herein applies to the extent that a Loss arises with respect to a Partnership Group Member’s interests under the MTUTA before title to such Assets is contributed to the Partnership Group Member or with respect to a Partnership Group Member’s failure to become the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in such Assets after they are finally contributed to the Partnership Group as contemplated in the Amorco Contribution Agreement. The Closing Date provided for in this Agreement shall be as set forth above, without regard to when title to these Assets is finally contributed to a Partnership Group Member.

Long Beach Contribution Agreement

Contribution Agreement	Closing Date	First Deadline Date	Second Deadline Date	Tesoro Indemnifying Parties	Tesoro Indemnified Parties	Third Deadline Date
Contribution, Conveyance and Assumption Agreement executed as of September 14, 2012, among the Partnership, the General Partner, Tesoro Logistics Operations LLC, Tesoro and Tesoro Refining and Marketing	Execution Date is September 14, 2012, and various Effective Times are upon receipt of the Long Beach Approval, the CDFG Approval and the Other Approvals as set forth in the agreement, as applicable	September 14, 2014	September 14, 2017	Tesoro Refining and Marketing	Tesoro Refining and Marketing	September 14, 2022

Addition to Right of Way Indemnification. As of the Closing Date for the Long Beach Contribution Agreement, Tesoro Refining and Marketing shall own the leasehold rights in the “Terminal Lease” issued by the Port of Long Beach and the easements, rights of way and permits for the “Terminal Pipelines,” all as defined in the Long Beach Contribution Agreement, and the Partnership Group shall provide operational, maintenance and management services with respect to such Assets pursuant to the Long Beach Operating Agreement, as defined in the Long Beach Contribution Agreement. Title to Terminal Lease rights and the Terminal Pipelines are scheduled to be contributed to the Partnership Group at a later date, as set forth in the Long Beach Contribution Agreement. The Right of Way Indemnification set forth in Section 3.2 herein applies to the extent that a Loss arises with respect to a Partnership Group Member’s interests under the BAUTA before title to such Assets is contributed to the Partnership Group Member or with respect to a Partnership Group Member’s failure to become the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in such Assets after they are finally contributed to the Partnership Group as contemplated in the Long Beach Contribution Agreement. The Closing Date provided for in this Agreement shall be as set forth above, without regard to when title to these Assets is finally contributed to a Partnership Group Member.

Schedule VIII

Indemnification Deductibles

Annual Environmental Deductible

$500,000

Annual ROW Deductible

$500,000